Exhibit 5

Execution Copy

WAIVER AGREEMENT

This Waiver Agreement (this “Waiver”), dated as of April 8, 2022, is being provided by Cipher Mining Inc., as successor-in-interest to Good Works Acquisition Corp. (the “Company”), to the undersigned stockholders of the Company and, solely with respect to Sections 3, 6 and 7, is being entered into by Cipher Mining Technologies Inc. (“Cipher Mining”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the applicable Lock-up Agreements (as defined below).

WHEREAS, reference is made to (a) that certain Lock-up Agreement, dated as of August 26, 2021 (the “Bitfury Lock-up Agreement”), by and between Good Works Acquisition Corp. (“Good Works”) and Bitfury Top HoldCo B.V. (“Bitfury”) and (b) those certain Lock-up Agreements, dated as of August 26, 2021, by and between Good Works and each of (i) I-B Goodworks, LLC, (ii) Magnetar Financial LLC, (iii) Mint Tower Capital Management B.V., (iv) Periscope Capital, Inc. and (v) Polar Asset Management Partners Inc., respectively (the stockholders contemplated by clauses (a)-(b), the “Stockholders”) imposing similar restrictions on the Stockholders (collectively, the “Lock-up Agreements” and each a “Lock-up Agreement”);

WHEREAS, pursuant to the Lock-up Agreements, the Stockholders have agreed not to Transfer any Lock-up Shares prior to the expiration of the applicable Lock-up Period; and

WHEREAS, the Company has determined that it is in the best interests of the Company and its stockholders to waive certain restrictions on Transfer under the Lock-up Agreements on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned hereby agrees as follows:

1.

Effectiveness. Following the execution of this Waiver by the Company and any Stockholder party to any Lock-up Agreement, this Waiver will be effective as to the Company and any such Stockholder that complies with the terms hereof notwithstanding that any other Stockholder has not executed this Waiver.

2.

Waiver. The restrictions set forth in Section 2(b) of each of the Lock-up Agreements are hereby waived solely to allow each Stockholder to (i) pledge or otherwise hypothecate up to one hundred percent (100%) of the Lock-up Shares held by such Stockholder on the date hereof (the shares that are actually pledged or otherwise hypothecated, the “Pledged Shares”) as collateral or security in connection with any loan meeting the criteria in clause (c) below and (ii) Transfer the Pledged Shares upon foreclosure by such pledgee in accordance with the terms of any pledge or hypothecation made in accordance with the foregoing clause (i) and the remaining provisions of this paragraph; provided, however, that such waiver shall apply and be effective only if the following conditions are satisfied or waived: (a) the pledgee executes a joinder to the applicable Lock-up Agreement pursuant to which it agrees to be bound by the Transfer Restrictions in the applicable Lock-up Agreement or otherwise enters into an agreement to be bound by the Transfer Restrictions in the applicable Lock-up Agreement; (b) the pledgee shall be in compliance with all KYC/AML laws and regulations in effect in the United States of America and be a nationally, internationally or regionally recognized bank or bona fide financial institution, private equity fund or other lender (provided that in no event shall the pledgee be a competitor of the Company); and (c) any loan pursuant to which the applicable Lock-up Shares are pledged or hypothecated shall be a bona fide loan containing customary market terms and shall have an initial twenty-five percent (25%) maximum LTV.

3.

Cancellation of Indebtedness for MSSA deposit. Upon execution of this Agreement, the Company shall cancel on its stock records 2,890,173 of the Lock-up Shares that would be subject to Transfer Restrictions (as defined in the applicable Lock-up Agreement) under Section 2(b) of the applicable Lock-up Agreement during the period beginning on the date that is eighteen months after the Closing Date (as defined in the applicable Lock-up Agreement) and ending on the date that is two years after the Closing Date, which cancellation shall fully satisfy Bitfury’s obligations to Cipher Mining in connection with the ten million dollar ($10,000,000) deposit for miners which Cipher Mining paid in 2021 pursuant to the agreement for purchase of mining rigs with Bitfury dated October 11, 2021.

4.

Extension of the Lock-Up Period. Effective as of the date of consummation of any pledge or hypothecation, the Company and Stockholder hereby agree that, solely with respect to the Pledged Shares, the Lock-Up Period shall mean the period beginning on the Closing Date and ending on November 26, 2023.

5.

Cooperation. The Company shall cooperate as reasonably requested by the Stockholder in connection with any pledge or hypothecation of the Pledged Shares in accordance with paragraph 2 in connection with any loan permitted by that paragraph.

6.

Amendment; Waiver; Modification. Except as expressly provided herein, this Waiver shall not constitute an amendment, modification or waiver of any provision of the Lock-up Agreements or any rights or obligations of any party under or in respect of the Lock-up Agreements. Except as set forth herein, the Lock-up Agreements shall continue in full force and effect. This Waiver shall be subject to, shall form a part of, and shall be governed by, the terms and conditions set forth in the Lock-up Agreements.

7.

Miscellaneous. The provisions of Section 3 (Miscellaneous) of the applicable Lock-up Agreement, except for Sections 3(a) and 3(b) of the applicable Lock-up Agreement, are hereby incorporated herein by reference and shall apply mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Waiver as of the date first set forth above.

CIPHER MINING INC.

By:	/s/ Will Iwaschuk
	Name:	Will Iwaschuk
	Title:	CLO

BITFURY TOP HOLDCO B.V.

By:
Name:
Title:

[Signature Page to Waiver]

IN WITNESS WHEREOF, each of the undersigned has executed this Waiver as of the date first set forth above.

CIPHER MINING INC.

By:
Name:
Title:

BITFURY TOP HOLDCO B.V.

By:	/s/ Olegs Blinkovs
	Name:	Olegs Blinkovs
	Title:	Managing Director

[Signature Page to Waiver]

CIPHER MINING TECHNOLOGIES INC., solely for purposes of Sections 3, 6 and 7

By:	/s/ Will Iwaschuk
	Name:	Will Iwaschuk
	Title:	CLO

[Signature Page to Waiver]